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                                                                    EXHIBIT 10.5

                      [PAIN THERAPEUTICS, INC. LETTERHEAD]

                                                                October 23, 2001

Nadav Friedmann, MD, PhD.
91 Beacon Court
Lafayette, CA 94549

Dear Nadav,

On behalf of the Board of Directors, I am delighted to offer you the position of Chief Operating Officer at Pain Therapeutics, Inc. The terms of your employment, outlined below, reflect our previous discussions:

1. As Chief Operating Officer and an Executive Officer of the Company, you will report to the President & CEO.

2. You agree to serve your term as a member of PTI's Board of Directors and Scientific Advisory Board, but you may need to resign from Board Committees that require outside Board members.

3. Your primary responsibilities will be to advise the Company on its clinical and regulatory strategies, and to execute such strategies, consistent with company-wide objectives and policies. Other responsibilities will include:

        - assessing outside products, projects and late-stage technology opportunities;

        -       contributing to the preparation and implementation of budgets;

        - establishing and maintaining professional relationships with leaders in the field of pain management;

        - assisting in the Company's public relations and investor relations;

        - assuming other responsibilities as these may arise from time-to-time at the request of the President & CEO.


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4.      Your cash compensation will be $300,000 per year and will be reviewed annually at such time as PTI generally conducts annual reviews for officers. You will be eligible to receive a discretionary year-end cash and/or equity bonus.

5. You will receive an option to buy 550,000 shares of PTI common stock, subject to approval by PTI's Board of Directors. Your option will vest monthly and equally over 48 months. Your option will begin vesting on the first day of your full-time employment at PTI. Your option will be priced at the closing price of PTI's stock, as reported by NASDAQ, on the last market-trading day prior to the date of the grant.

6. PTI will reimburse you for all reasonable business and travel expenses actually incurred on behalf of PTI, consistent with the Company's Finance and or Travel policies.

7. PTI will reimburse you for reasonable relocation expenses and living expenses actually incurred on behalf of PTI while you live away from your normal residence for a period thru May 23, 2002. Such expenses must be documented, are subject to approval by the President & CEO, and in no event shall this amount exceed $30,000.

8.      We agree that your full-time start date will be October 23, 2001.

9. You will be eligible to receive medical, life insurance, disability or other health, insurance or other benefits provided to regular full-time PTI employees.

10. You will be entitled to accrue three (3) weeks paid vacation per year. Vacation time is accrued at a rate of 1.25 days per month of full-time employment. Accrued but unused vacation days beyond 15 days may not be reimbursed or carried forward from calendar year to year.

11. You acknowledge and agree that in accordance with California law, your employment at PTI is "at will". You understand that PTI or you may terminate your employment at any time, for any reason or no reason, with or without cause and with and without notice.

12. PTI also reserves the right to make personnel decisions regarding your . employment, including but not limited to, promotions, salary adjustment, scope of responsibilities, transfer and termination consistent with PTI's needs.

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13.     You and PTI further agree that all disputes, claims or causes of action arising out of your employment or its termination shall be submitted to binding arbitration before a neutral arbitrator, except where the law specifically forbids the use of arbitration as a final and binding remedy.

14. You warrant and represent that you have no commitments or obligations inconsistent with PTI's offer of employment as of the date of your full-time employment with PTI. You further understand that this is a full-time and exclusive position in the services of PTI.

15. You agree to sign a "CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT" (attached).

Nadav, I believe these terms reflect our discussions. If acceptable to you, please sign, date and return one original copy. We look forward to working with you!


/s/ REMI BARBIER
--------------------------------

Remi Barbier
Chairman of the Board
President & CEO

  I agree to all the terms and condition of employment set forth in this letter.

                         /s/ NADAV FRIEDMANN           10/24/01
                         --------------------------    ---------
                         Nadav Friedmann, MD, PhD.     Date


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